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                                                                   Exhibit 2.3FT

                             AMENDMENT TO AGREEMENT
                                      FOR
                          PURCHASE AND SALE OF ASSETS

     THIS AMENDMENT is made as of the 31st day of December, 1997, by and between XYZ Group Inc., a Wisconsin corporation ("Seller") and Futech Educational Products, Inc., an Arizona corporation ("Buyer").


                                   RECITALS:

     A. Seller and Buyer entered into an Agreement for Purchase and Sale of Assets, dated October 17, 1997 (the "Sale Agreement").

     B. The parties desire to amend the Sale Agreement on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

                                     TERMS:

     1. Sections 2.1.2 through 2.1.5, and the first paragraph of Section 2.1.6, are hereby deleted in their entirety and replaced with the following:

          2.1.2 $1,667,334.00 of Futech Stock (defined below), valued at the Closing Value, payable at the Closing or as soon as is practicable thereafter. The term "Closing Value" is used herein shall be determined by dividing (i) the total investment made in Futech at the time of the Private Placement Offering by new shareholders acquiring Futech Stock as part of the Private Placement Offering, by (ii) the number of shares those investors receive for their investment;

          2.1.3  This Section is intentionally omitted.

          2.1.4 $1,332,666.00 of Futech Stock (defined below), valued as of December 31, 1998 if Futech has by that date had an Initial Public Offering, and valued at the Closing Value if Futech has not by that date had an Initial Public Offering, payable within thirty days after said date if and only if: (i) the "Net Sales" (defined below) of the Business for the calendar year 1998 are at least 115% of the calendar year 1997 Net Sales, and (ii) a "Billings Termination" (defined below) has not occurred prior to said date;

          2.1.5 $500,000.00 of Futech Stock (defined below), valued as of January 1, 1999 if Futech has by that date had an Initial Public
     Offering, and valued at the Closing Value if Futech has not by that date had an Initial Public Offering, payable within thirty days after said date if and only if: (i) the "Net Sales of All Futech Entities" (defined below) for the calendar year 1998 are at least 120% of the calendar year 1997 Net Sales of All Futech Entities, and (ii) a "Billings Termination" (defined below) has not occurred prior to said date:

          2.1.6 $500,000.00 of Futech Stock (defined below), valued as of January 1,

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          2000 if Futech has by that date had an Initial Public Offering, and valued at the Closing Value if Futech has not by that date had an Initial Public Offering, payable within thirty days after said date if and only if: (i) the "Net Sales of All Futech Entities" (defined below) for the calendar year 1999 are at least 120% of the calendar year 1998 Net Sales of All Futech Entities, and (ii) a "Billings Termination" (defined below) has not occurred prior to said date;

     2.   Sections 2.3 and 2.4 are hereby deleted in their entirety.

     3.   Section 7.15 is hereby deleted in its entirety.

     4. The words "and the funds described in Section 2.1.2 above" are hereby deleted from the first sentence in the second paragraph of Section 8.2.

     5. Section 7.7 is hereby deleted in its entirety and replaced with the following:

               7.7 Buyer closing its Private Placement Offering, or other financing acceptable to Buyer, on terms acceptable to Buyer;

     6. The first sentence of Section 8.1 is hereby deleted in its entirety and replaced with the following:

          The closing of the Transaction (the "Closing") shall occur simultaneously with the closing of Buyer's Private Placement Offering, or other financing acceptable to Buyer, on a date prior to May 1, 1998 selected by Buyer.

     7. Except as expressly called for in this Amendment, the Sale Agreement continues unmodified and in full force and effect.

     8. This Amendment may be executed by the parties in one or more counterparts, and any number of counterparts signed in the aggregate by the parties shall constitute a single instrument. The parties authorize and agree to accept facsimile signatures in counterparts to this Agreement, and that said facsimile signatures shall for all purposes be binding upon the parties as if the same were originals.

                         SELLER:       XYZ Group Inc., a Wisconsin corporation



                                       By: /s/ Gary Roy Billings
                                           -----------------------------------
                                           Gary Roy ("Joe") Billings, President


                         BUYER: Futech Educational Products, Inc., an Arizona corporation


                                        By: /s/ Vincent W. Goett
                                            -----------------------------------
                                            Vincent W. Goett, President


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